Exhibit 1.01

CONFLICT MINERALS REPORT OF ANALOG DEVICES, INC. IN ACCORDANCE WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 (UNAUDITED)

Section 1: Introduction

This is the Conflict Minerals Report of Analog Devices, Inc. (Analog Devices, ADI, we, our) for calendar year 2023 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (Rule 13p-1). Numerous terms in this report are defined in Rule 13p-1 and Form SD and the reader is referred to those sources for such definitions and explanations thereof.

Products manufactured or contracted to be manufactured by Analog Devices may contain tantalum, tin, tungsten and/or gold (collectively, conflict minerals) that are necessary to the functionality or production of our products. Based on the reasonable country of origin inquiry (RCOI) described below, Analog Devices either knows that necessary conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, Covered Countries) and are not from recycled or scrap sources, or has reason to believe that necessary conflict minerals may have originated in the Covered Countries and has reason to believe that they may not be from recycled or scrap sources. Accordingly, we undertook due diligence on the source and chain of custody of the necessary conflict minerals in our products, as described below. Analog Devices is many steps removed from the mining of the conflict minerals; we do not purchase raw ore or unrefined conflict minerals, and we do no purchasing in the Covered Countries. We either purchase conflict minerals indirectly from a smelter or refiner (SOR) for use in our manufacturing processes or purchase components from suppliers that incorporate conflict minerals. The mine or other point of origin of conflict minerals cannot be determined with any certainty once the raw ores are smelted, refined, and converted to ingots, bullion, or other conflict mineral-containing derivatives.

Analog Devices is a global semiconductor leader dedicated to solving our customers’ most complex engineering challenges. We deliver innovations that connect technology to human breakthroughs and play a critical role at the intersection of the physical and digital worlds by providing the building blocks to sense, measure, interpret, connect, and power. We design, manufacture, test, and market a broad portfolio of solutions, including integrated circuits (ICs), software and subsystems that leverage high-performance analog, mixed-signal and digital signal processing technologies. Our comprehensive product portfolio, deep domain expertise and advanced manufacturing capabilities extend across high-performance precision and high-speed mixed-signal, power management and processing technologies – including data converters, amplifiers, power management, radio frequency (RF) ICs, edge processors and other sensors.

Section 2: Product Scope

We design, manufacture, test, and market a broad portfolio of solutions, including ICs, software and subsystems that leverage high-performance analog, mixed-signal and digital signal processing technologies. Our comprehensive solution portfolio, deep domain expertise and advanced manufacturing capabilities extend across high-performance precision and high-speed mixed-signal, power management and processing technologies – including data converters, amplifiers, power management, RF ICs, edge processors and other sensors. The scope of this report applies to semiconductor ICs, monolithic and multi-chip ICs, multi-component ICs, system-in-package modules/hybrid ICs, and other modules and assembled products. Our ICs are designed to address a wide range of real-world signal processing applications. We sell our products to customers worldwide, many of whom use products spanning our core technologies in a wide range of applications. Our IC product portfolio includes both general-purpose products used by a broad range of customers and applications, as well as application-specific products designed for specific target markets. By using readily available, high-performance, general-purpose products in their systems, we help our customers to reduce complexity and accelerate their time to market. Given the high cost of developing more customized ICs, our standard products often provide a cost-effective solution for many low to medium volume applications. More specifically, our analog ICs monitor, condition, amplify or transform continuous analog signals associated with physical forces. By sensing and analyzing signals near their source, we enable processing, decision making and action at the Intelligent Edge, helping us better translate physical forces like temperature, light, and sound into actionable insights, and enabling the innovations that improve quality of life and solve the world’s most pressing challenges. Our analog ICs also provide voltage regulation and power control to electronic systems. We collaborate with customers to design application-specific solutions and help them to solve their toughest technology challenges. We begin with our existing core technologies, which leverage our analog and mixed signal, power management, RF and microwave, edge processors and other sensors, and devise solutions that more closely meet the needs of a specific customer or group of customers. In certain cases, because we have already developed the core technology platform for our general-purpose products, we can create trusted, application-specific solutions quickly and efficiently.

We produce and market a broad range of ICs and products and operate in one reportable segment based on the aggregation of our operating segments. The ICs sold by each of our operating segments are manufactured using similar semiconductor processes, package manufacturing processes and raw materials in either our own production facilities or by third-party wafer fabricators and package manufacturers.

Section 3: Reasonable Country of Origin Inquiry

Analog Devices engaged with our relevant suppliers to identify SORs in our supply chain. We define relevant suppliers as those who supply materials to Analog Devices that are known to contain any or all of the conflict minerals, where such conflict minerals are necessary to the functionality and/or production of our products. We reach out to our relevant suppliers to request conflict minerals sourcing information using the Responsible Minerals Initiative (RMI)’s Conflict Minerals Reporting Template (RMI CMRT). Information provided by our relevant suppliers is reviewed for completeness and reasonableness, based on our knowledge of the supplier. Further supplier engagement, as necessary, is undertaken for any additional actions regarding their submission, including but not limited to follow-up and escalation on the identified SORs.

Section 4: Due Diligence Framework

Analog Devices’ due diligence measures are designed to conform, in all material respects, with the internationally recognized due diligence framework set forth in the Organisation for Economic Co-operation and Development (the OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (OECD 2016) (the OECD Framework), including related supplements for each of the conflict minerals. Below is a description of our due diligence measures pursuant to the OECD Framework:

Step 1. Establish strong company management systems

•

Analog Devices has adopted a policy regarding conflict minerals (Conflict Minerals Policy). The Conflict Minerals Policy is publicly available on our website and is a key component of our conflict minerals program. The Conflict Minerals Policy reflects ADI’s commitment to ethical practices and compliance with applicable laws and regulations.

•

An internal team supported by representatives from different internal groups is tasked to implement our Conflict Minerals Policy and oversee ADI’s conflict minerals program (Conflict Minerals Oversight Committee). The Director of Quality, Environmental Product Compliance, is the assigned team leader who reports through the quality organization to the Vice President, Global Quality and Product Engineering. The Conflict Minerals Oversight Committee reviews our conflict minerals program on a semiannual basis.

•

We have adopted a process for identifying suppliers, SORs, or recyclers and scrap supplier sources of conflict minerals within the supply chain. ADI leverages the RMI CMRT to gather information regarding SORs from our first-tier suppliers. We also utilize the RMI and its Responsible Minerals Assurance Process (RMAP) to trace the mine of origin of the conflict minerals when such information is available. The RMI conducts independent audits of smelters and refineries to ensure that all certified smelters and refineries are Conformant[1] or actively engaged in the RMAP identification of upstream actors in the supply chain.

•

We expect our direct suppliers to have policies and procedures in place that are in compliance with our Conflict Minerals Policy to enable transparency and facilitate our compliance with applicable programs and rules.

•	As a participating member of the Responsible Business Alliance and the RMI, ADI utilizes these industry resources to support early risk awareness of issues that may impact SOR status.

Step 2. Identify and assess risk in the supply chain

The OECD Framework for managing risk is largely directed towards the upstream portion of the supply chain (SORs and mines of origin). As a downstream company in the supply chain, ADI participates in the RMAP under the RMI to identify and review the due diligence process of SORs in our supply chain. The RMI assesses and audits whether SORs adhere to RMAP standards, which meet the requirements of the OECD Framework. Compliant SORs are then designated as Conformant and listed as such on the RMI website. We request suppliers provide information regarding SORs in our supply chain by using the RMI CMRT. We review supplier responses to identify areas for further follow-up and key risks in our supply chain.

Step 3. Design and implement a strategy to respond to identified risks

We encourage suppliers who are sourcing from non-Conformant SORs to move towards using Conformant SORs (as identified via the RMI and other industry-developed third-party audit mechanisms). We contact SORs directly to support participation in the RMI and respond to the RMI’s requests for information as they relate to SOR operational changes, audit requirements or SOR status. If a supplier fails to remedy the risks identified by review of SORs reported to ADI, and subsequent supplier or SOR engagement cannot yield resolution, the supplier status will be escalated for review by the Conflict Minerals Oversight Committee to take measures up to and including termination of our relationship with the supplier, if warranted.

[1]

“Conformant” means that a smelter has successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment. Included smelters and refiners were not necessarily Conformant for all or part of 2023 and may not continue to be Conformant for any future period.

Step 4. Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

We rely on industry efforts, including the RMI, to conduct third-party audits of eligible SORs against the RMAP standards, which meet the OECD Framework for due diligence practices. As a member of the RMI, we utilize information from these RMAP audits as well as other recognized industry audits of SORs to validate SOR conformance.

Step 5. Report on supply chain due diligence

This report and the associated Form SD have been filed with the U.S. Securities and Exchange Commission (SEC) and are available on our website.

Section 5: Due Diligence Results

Tracing the conflict minerals we use in our SORs and country of origin of each such mineral is a complex endeavor, but an important aspect of responsible sourcing. To help establish and maintain our supply chain compliance sourcing program, we have followed currently established industry guidelines such as those developed by the RMI under the OECD Framework, which enables companies to source minerals from SORs that have been subjected to a rigorous, independent third-party audit.

To implement our RCOI survey process, we adopted the RMI’s industry approach and leveraged the RMI CMRT to gather information from our first-tier suppliers to help us trace the origin of necessary conflict minerals used in our products by identifying SORs, recyclers and scrap supplier sources of conflict minerals. We also utilized the RMI and its RMAP to trace the mine of origin of conflict minerals when such information was available. The RMI conducts independent audits of SORs to ensure that all certified SORs are Conformant or actively engaged in the RMAP.

The responses from our suppliers listed 248 entities as SORs of conflict minerals in their supply chains. A recognized responsible minerals assurance process verified 240 of these entities as Conformant by the RMI. The following is a summary as of April 3, 2024 of SORs used by our suppliers by mineral type:

Metal	Total SORs Identified(1)	Conformant SORs
Gold	95	90
Tantalum	42	42
Tin	73	71
Tungsten	38	37

Total	248	240

(1)

SORs included in this table were identified to us by the suppliers. However, not all of the included SORs may have processed necessary conflict minerals contained in our products. Some suppliers may have reported to us SORs that were not in our supply chain due to over-inclusiveness in the information received from their suppliers as a result of reporting to us at a “company level,” meaning that they reported to us the conflict minerals content contained in all of their products, not just the products they sold to us, or for other reasons. Additionally, not all of our suppliers responded to our inquiries.

After exercising the due diligence described above, Analog Devices concluded that some of its necessary conflict minerals originated in the Covered Countries. Analog Devices was unable to determine whether or not such conflict minerals directly or indirectly financed any armed group(s) in the Covered Countries.

Section 6: Other Matters

Based on the information provided by our suppliers through December 31, 2023, we believe that the facilities that may have been used to process conflict minerals in our products include the SORs listed in Annex I below.

Based on information provided by our suppliers and from the RCOI data from the RMI, we believe that the origin of the conflict minerals contained in our products may include the countries listed in Annex II below as well as recycled and scrap sources.

Analog Devices will undertake the following steps during the next compliance period to continue to improve the due diligence conducted and to further mitigate the risk that our necessary conflict minerals benefit armed groups in the Covered Countries:

•	Continue to participate in industry initiatives, such as the RMI. We participate actively in the RMI’s plenary sessions.

•

Continue to contact SORs identified as a result of the RCOI process and request their participation in obtaining a “conformant” designation from an industry program such as the RMAP program or equivalent if they have not already done so.

•	Strengthen our alternate sourcing strategy to transition out suppliers who fail to comply with our conflict minerals requirements.

•	Collaborate with our procurement team by providing them with resources that will guide them in choosing the material suppliers containing any or all of the conflict minerals.

•	Explore the use of an automated system for our conflict minerals program.

This report includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “expects,” “plans,” “intends,” “will,” “may,” and similar terms. Forward-looking statements are not guarantees of future actions or performance. Analog Devices assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

ANNEX I (1)

Metal	Standard Smelter Name	Smelter Country
Gold	Aida Chemical Industries Co., Ltd.*	Japan
Gold	Agosi AG*	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	Brazil
Gold	Argor-Heraeus S.A.*	Switzerland
Gold	Asahi Pretec Corp.*	Japan
Gold	Asaka Riken Co., Ltd.*	Japan
Gold	Aurubis AG*	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	Philippines
Gold	Boliden Ronnskar*	Sweden
Gold	C. Hafner GmbH + Co. KG*	Germany
Gold	CCR Refinery - Glencore Canada Corporation*	Canada
Gold	Chimet S.p.A.*	Italy
Gold	Chugai Mining*	Japan
Gold	DSC (Do Sung Corporation)*	Korea, Republic of
Gold	Dowa*	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant*	Japan
Gold	LT Metal Ltd.*	Korea, Republic of
Gold	Heimerle + Meule GmbH*	Germany
Gold	Heraeus Metals Hong Kong Ltd.*	China
Gold	Heraeus Germany GmbH Co. KG*	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	China
Gold	Ishifuku Metal Industry Co., Ltd.*	Japan
Gold	Istanbul Gold Refinery*	Turkey
Gold	Japan Mint*	Japan
Gold	Jiangxi Copper Co., Ltd.*	China
Gold	Asahi Refining USA Inc.*	United States of America
Gold	Asahi Refining Canada Ltd.*	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.*	Japan
Gold	Kazzinc*	Kazakhstan
Gold	Kennecott Utah Copper LLC*	United States of America
Gold	Kojima Chemicals Co., Ltd.*	Japan
Gold	LS MnM Inc.*	Korea, Republic of
Gold	Materion*	United States of America
Gold	Matsuda Sangyo Co., Ltd.*	Japan
Gold	Metalor Technologies (Suzhou) Ltd.*	China
Gold	Metalor Technologies (Hong Kong) Ltd.*	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	Singapore
Gold	Metalor Technologies S.A.*	Switzerland
Gold	Metalor USA Refining Corporation*	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	Mexico
Gold	Mitsubishi Materials Corporation*	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.*	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	Turkey
Gold	Navoi Mining and Metallurgical Combinat*	Uzbekistan

Gold	Nihon Material Co., Ltd.*	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.*	Japan
Gold	MKS PAMP SA*	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk*	Indonesia
Gold	PX Precinox S.A.*	Switzerland
Gold	Rand Refinery (Pty) Ltd.*	South Africa
Gold	Royal Canadian Mint*	Canada
Gold	SEMPSA Joyeria Plateria S.A.*	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	China
Gold	Solar Applied Materials Technology Corp.*	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.*	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.*	Japan
Gold	Shandong Gold Smelting Co., Ltd.*	China
Gold	Tokuriki Honten Co., Ltd.*	Japan
Gold	Torecom*	Korea, Republic of
Gold	Umicore S.A. Business Unit Precious Metals Refining*	Belgium
Gold	United Precious Metal Refining, Inc.*	United States of America
Gold	Valcambi S.A.*	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)*	Australia
Gold	Yamakin Co., Ltd.*	Japan
Gold	Yokohama Metal Co., Ltd.*	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	China
Gold	SAFINA A.S.*	Czechia
Gold	MMTC-PAMP India Pvt., Ltd.*	India
Gold	KGHM Polska Miedz Spolka Akcyjna*	Poland
Gold	T.C.A S.p.A*	Italy
Gold	Remondis PMR B.V.*	Netherlands
Gold	Korea Zinc Co., Ltd.*	Korea, Republic of
Gold	TOO Tau-Ken-Altyn*	Kazakhstan
Gold	Abington Reldan Metals, LLC*	United States of America
Gold	L’Orfebre S.A.*	Andorra
Gold	Italpreziosi*	Italy
Gold	Wieland Edelmetalle GmbH*	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	Austria
Gold	SungEel HiMetal Co., Ltd.*	Korea, Republic of
Gold	Planta Recuperadora de Metales SpA*	Chile
Gold	NH Recytech Company*	Korea, Republic of
Gold	Eco-System Recycling Co., Ltd. North Plant*	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant*	Japan
Gold	Metal Concentrators SA (Pty) Ltd.*	South Africa
Gold	Weeerefining*	France
Gold	Gold by Gold Colombia*	Colombia
Gold	Coimpa Industrial LTDA*	Brazil

Gold	Advanced Chemical Company**	United States of America
Gold	Bangalore Refinery**	India
Gold	KP Sanghvi International Pvt Ltd**	India
Gold	GG Refinery Ltd.**	Tanzania
Gold	Yunnan Copper Industry Co., Ltd.	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	China
Tantalum	F&X Electro-Materials Ltd.*	China
Tantalum	Ximei Resources (Guangdong) Limited*	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	China
Tantalum	Jiujiang Tanbre Co., Ltd.*	China
Tantalum	AMG Brasil*	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.*	India
Tantalum	Mineracao Taboca S.A.*	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	Japan
Tantalum	NPM Silmet AS*	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	China
Tantalum	QuantumClean*	United States of America
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	China
Tantalum	Taki Chemical Co., Ltd.*	Japan
Tantalum	Telex Metals*	United States of America
Tantalum	Ulba Metallurgical Plant JSC*	Kazakhstan
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.*	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	China
Tantalum	D Block Metals, LLC*	United States of America
Tantalum	FIR Metals & Resource Ltd.*	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	China
Tantalum	KEMET de Mexico*	Mexico
Tantalum	Taniobis Co., Ltd.*	Thailand
Tantalum	Taniobis GmbH*	Germany
Tantalum	QSIL Metals Hermsdorf GmbH*	Germany
Tantalum	Materion Newton Inc.*	United States of America
Tantalum	Taniobis Japan Co., Ltd.*	Japan
Tantalum	Taniobis Smelting GmbH & Co. KG*	Germany
Tantalum	Global Advanced Metals Boyertown*	United States of America
Tantalum	Global Advanced Metals Aizu*	Japan
Tantalum	Resind Industria e Comercio Ltda.*	Brazil
Tantalum	Jiangxi Tuohong New Raw Material*	China
Tantalum	RFH Recycling Metals Co., Ltd.*	China
Tantalum	Jiujiang Janny New Material Co., Ltd.*	China
Tantalum	V&D New Materials (Jiangsu) Co., Ltd.*	China
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.*	China
Tantalum	Ximei Resources (Guizhou) Technology Co., Ltd.*	China
Tantalum	PowerX Ltd.*	Rwanda

Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.*	China
Tantalum	Avon Specialty Metals Ltd.*	United Kingdom of Great Britain and Northern Ireland
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	China
Tin	Alpha*	United States of America
Tin	PT Aries Kencana Sejahtera*	Indonesia
Tin	PT Premium Tin Indonesia*	Indonesia
Tin	Dowa*	Japan
Tin	EM Vinto*	Bolivia (Plurinational State of)
Tin	Estanho de Rondonia S.A.*	Brazil
Tin	Feinhutte Halsbrucke GmbH*	Germany
Tin	Fenix Metals*	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	China
Tin	China Tin Group Co., Ltd.*	China
Tin	Malaysia Smelting Corporation (MSC)*	Malaysia
Tin	Metallic Resources, Inc.*	United States of America
Tin	Mineracao Taboca S.A.*	Brazil
Tin	Minsur*	Peru
Tin	Mitsubishi Materials Corporation*	Japan
Tin	Jiangxi New Nanshan Technology Ltd.*	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	Thailand
Tin	Operaciones Metalurgicas S.A.*	Bolivia (Plurinational State of)
Tin	PT Artha Cipta Langgeng*	Indonesia
Tin	PT Babel Inti Perkasa*	Indonesia
Tin	PT Babel Surya Alam Lestari*	Indonesia
Tin	PT Bukit Timah*	Indonesia
Tin	PT Mitra Stania Prima*	Indonesia
Tin	PT Prima Timah Utama*	Indonesia
Tin	PT Refined Bangka Tin*	Indonesia
Tin	PT Sariwiguna Binasentosa*	Indonesia
Tin	PT Stanindo Inti Perkasa*	Indonesia
Tin	PT Timah Tbk Kundur*	Indonesia
Tin	PT Timah Tbk Mentok*	Indonesia
Tin	PT Timah Nusantara*	Indonesia
Tin	PT Tinindo Inter Nusa*	Indonesia
Tin	PT Tommy Utama*	Indonesia
Tin	Rui Da Hung*	Taiwan, Province of China
Tin	Soft Metais Ltda.*	Brazil
Tin	Thaisarco*	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.*	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	China
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.*	China
Tin	CV Venus Inti Perkasa*	Indonesia
Tin	Magnu’s Minerais Metais e Ligas Ltda.*	Brazil
Tin	PT ATD Makmur Mandiri Jaya*	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.*	Philippines
Tin	CV Ayi Jaya*	Indonesia
Tin	PT Rajehan Ariq*	Indonesia

Tin	PT Cipta Persada Mulia*	Indonesia
Tin	Resind Industria e Comercio Ltda.*	Brazil
Tin	Super Ligas*	Brazil
Tin	Aurubis Beerse*	Belgium
Tin	Aurubis Berango*	Spain
Tin	PT Bangka Prima Tin*	Indonesia
Tin	PT Sukses Inti Makmur (SIM)*	Indonesia
Tin	PT Menara Cipta Mulia*	Indonesia
Tin	HuiChang Hill Tin Industry Co., Ltd.*	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	China
Tin	PT Bangka Serumpun*	Indonesia
Tin	Tin Technology & Refining*	United States of America
Tin	PT Rajawali Rimba Perkasa*	Indonesia
Tin	Luna Smelter, Ltd.*	Rwanda
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	China
Tin	PT Mitra Sukses Globalindo*	Indonesia
Tin	TRATHO Metal Quimica*	Brazil
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda*	Brazil
Tin	CRM Synergies*	Spain
Tin	Rian Resources SDN. BHD.*	Malaysia
Tin	Fabrica Auricchio Industria e Comercio Ltda.*	Brazil
Tin	DS Myanmar*	Myanmar
Tin	PT Putera Sarana Shakti (PT PSS)*	Indonesia
Tin	Mining Minerals Resources SARL*	Congo, Democratic Republic of
Tin	PT Belitung Industri Sejahtera*	Indonesia
Tin	Precious Minerals and Smelting Limited**	India
Tin	Malaysia Smelting Corporation Berhad (Port Klang)**	Malaysia
Tungsten	A.L.M.T. Corp.*	Japan
Tungsten	Kennametal Huntsville*	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	China
Tungsten	Global Tungsten & Powders LLC*	United States of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	China
Tungsten	Japan New Metals Co., Ltd.*	Japan
Tungsten	Kennametal Fallon*	United States of America
Tungsten	Wolfram Bergbau und Hutten AG*	Austria
Tungsten	Xiamen Tungsten Co., Ltd.*	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	China
Tungsten	Asia Tungsten Products Vietnam Ltd.*	Vietnam

Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch*	China
Tungsten	H.C. Starck Tungsten GmbH*	Germany
Tungsten	TANIOBIS Smelting GmbH & Co. KG*	Germany
Tungsten	Masan High-Tech Materials*	Vietnam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	China
Tungsten	Niagara Refining LLC*	United States of America
Tungsten	China Molybdenum Tungsten Co., Ltd.*	China
Tungsten	Avon Specialty Metals Ltd*	United Kingdom of Great Britain and Northern Ireland
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	Philippines
Tungsten	Lianyou Metals Co., Ltd.*	Taiwan, Province of China
Tungsten	Hubei Green Tungsten Co., Ltd.*	China
Tungsten	Cronimet Brasil Ltda*	Brazil
Tungsten	Ganzhou Sunny Non-Ferrous Metals Co., Ltd.*	China
Tungsten	Fujian Xinlu Tungsten Co., Ltd.*	China
Tungsten	Tungsten Vietnam Joint Stock Company*	Viietnam
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.*	China
Tungsten	Plansee Composite Materials GmbH*	Germany
Tungsten	Lianyou Resources Co., Ltd.*	Taiwan, Province of China
Tungsten	Kenee Mining Corporation Vietnam**	Vietnam

*	Smelter name included in the RMAP Conformant Smelters and Refiners as of April 3, 2024.
**	Smelter name included in the RMI Active Smelters and Refiners List as of April 3, 2024.
(1)	We note the following in connection with the information contained in the foregoing list:

a)

SORs listed above were identified to us by the suppliers. However, not all of the included SORs may have processed necessary conflict minerals contained in our products. Some suppliers may have reported to us SORs that were not in our supply chain due to over-inclusiveness in the information received from their suppliers as a result of reporting to us at a “company level,” meaning that they reported to us the conflict minerals content contained in all of their products, not just the products they sold to us, or for other reasons. Additionally, not all of our suppliers responded to our inquiries.

b)	The compliance status and country location reflected in the list is based solely on information made available by the RMI to its members, without independent verification by us.

c)	Country Location is the location of the smelter or refiner and is based solely on information made publicly available by RMI, without independent verification by us.

ANNEX II

Algeria

Andorra

Antigua and Barbuda

Australia

Argentina

Austria

Azerbaijan

Bahamas

Barbados

Bangladesh

Belgium

Benin

Belarus

Bolivia

Bosnia and Herzegovina

Botswana

Brazil

Bulgaria

Burkina Faso

Burundi

Cambodia

Cameroon

Canada

Cayman Islands

Chile

China

Chinese Taipei

Colombia

Costa Rica

Côte D’ivoire

Congo, Democratic Republic of The

Croatia

Curacao

Cyprus

Czech Republic

Denmark

Dominican Republic

Egypt

El Salvador

Ecuador

Estonia

Ethiopia

Fiji

Finland

France

French Guiana

Georgia

Germany

Ghana

Grenada

Greece

Guatemala

Guinea

Guyana

Honduras

Hong Kong

Hungary

Iceland

India

Indonesia

Ireland

Israel

Italy

Jamaica

Jordan

Korea, Republic of

Kazakhstan

Kenya

Kuwait

Kyrgyzstan

Lao People’s Democratic Republic

Laos

Latvia

Lebanon

Liberia

Liechtenstein

Lithuania

Luxembourg

Macao

Madagascar

Mali

Malta

Mauritania

Mauritius

Mexico

Monaco

Mongolia

Morocco

Mozambique

Myanmar

Namibia

Netherlands

New Zealand

Nicaragua

Niger

Nigeria

Norway

Oman

Pakistan

Panama

Papua New Guinea

Peru

Philippines

Poland

Portugal

Puerto Rico

Romania

Russia

Rwanda

Saint Kitts and Nevis

Saint Maarten

Saudi Arabia

Senegal

Serbia

Sierra Leone

Singapore

Slovakia

Slovenia

South Africa

Spain

St Vincent and Grenadines

Sudan

Suriname

Sweden

Tajikistan

Tanzania

Thailand

Trinidad and Tobago

Tunisia

Turkey

Turks and Caicos

Uganda

Ukraine

United Arab Emirates

United Kingdom of Great Britain and Northern Ireland

United States of America

Uruguay

Uzbekistan

Vietnam

Zambia

Zimbabwe